KNIGHT TRANSPORTATION, INC.
                                AND SUBSIDIARIES

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE

                                              Three Months Ended         Nine Months Ended
                                                 September 30              September 30
                                            ----------------------    ----------------------

                                              1997         1996         1997         1996
                                              ----         ----         ----         ----
Common shares outstanding
   beginning of period                      9,919,500    9,102,000    9,904,500    9,102,000

Common share equivalents:
   Employee stock options
   outstanding & canceled (1)
                  Primary                     187,829      130,086      179,095      105,136
                  Fully diluted               208,919      153,009      217,918      153,538
   Employee stock options
   exercised (1)
                  Primary
                  Fully diluted                  --           --          5,385         --
                                                 --           --          5,385         --
                                           ----------   ----------   ----------   ----------

Issuance of 800,000 shares of
    Common Stock (2)
                  Primary                        --        660,870         --        221,898
                  Fully diluted                  --        660,870         --        221,898

Issuance of shares of common
    stock (3)
                  Primary                         396         --            133         --
                  Fully diluted                   396         --            133         --

The weighted average number of
   common share and common
   share equivalents outstanding
                  Primary                  10,107,725    9,892,956   10,089,113    9,429,034
                                           ==========   ==========   ==========   ==========
                  Fully diluted            10,128,815    9,915,879   10,127,936    9,477,436
                                           ==========   ==========   ==========   ==========

Net Income                                  2,715,726    1,945,920    7,385,481    5,334,620

Net income per common share and
   common share equivalent
                  Primary                  $      .27   $      .20   $      .73   $      .57
                                           ==========   ==========   ==========   ==========
                  Fully diluted            $      .27   $      .20   $      .73   $      .56
                                           ==========   ==========   ==========   ==========

Notes:    (1)  Amount calculated using the treasury stock method
          (2) Incremental weighted outstanding shares from 7/18/96 to the end of the period
          (3) Incremental weighted outstanding shares for shares issued to independent directors from 7/1/97 to the end of the period

                                   EXHIBIT 11
                                       14